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                      STONE ARCADE ACQUISITION CORPORATION
                       c/o Stone-Kaplan Investments, LLC
                        One Northfield Plaza, Suite 480
                              Northfield, IL 60093


                                 July 28, 2005


VIA TELECOPY (202) 942-9516
---------------------------

Mr. John D. Reynolds
United States Securities and
Exchange Commission
100 F Street, NE
Washington, D.C. 20549-3651


RE:  Stone Arcade Acquisition Corporation (the "Company")
     Registration Statement on Form S-1
     (File No. 333-124601) (the "Registration Statement")
     ----------------------------------------------------

Dear Mr. Reynolds:

     On July 26, 2006, the Company requested acceleration of the effective date and time of the Registration Statement to Thursday, July 28, 2005. The Company hereby withdraws such request until further notice.

                                        Very truly yours,


                                        STONE ARCADE ACQUISITION CORPORATION


                                        By: /s/ Matthew Kaplan
                                           ---------------------
                                           Name: Matthew Kaplan
                                           Title: President